                            RESOURCE AMERICA, INC.

                                                             September 26, 2000

To Our Shareholders:

     We invite you to tender your shares of our common stock for purchase by us. We are offering to purchase up to 5 million shares at a price not greater than $11.00 nor less than $9.00 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares.

     We will select the lowest purchase price that will allow us to buy 5 million shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We will acquire all shares acquired in the offer at the same purchase price.

     Our offer is being made upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and related Letter of Transmittal. I encourage you to read these materials carefully before making any decision with respect to the offer. The offer will expire at 12:00 Midnight, Eastern time, on Tuesday, October 24, 2000, unless we extend it.

     We are making the offer to buy back our shares because we believe that our shares continue to be undervalued in the public market, that investing in our shares is an attractive use of capital and that the offer is consistent with our long-term corporate goal of increasing shareholder value.

     Our Board of Directors has approved the offer. However, neither we, our Board of Directors, the Dealer Manager, the Information Agent nor any other person makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares or as to the purchase price at which shareholders should tender their shares, and none of them have authorized any person to make any recommendation. We urge you to evaluate carefully all information in the offer, consult with their own investment and tax advisors and make your own decision whether to tender and, if so, how many shares to tender and the price or prices at which to tender them. We have been advised that none of our directors or executive officers intends to tender any of their shares pursuant to the offer. We have also been advised that the trustees of our Employee Stock Ownership Plan do not intend to tender shares held in the plan which have not been allocated to the accounts of plan participants.

     We have included a summary of the terms of the offer in the Offer to Purchase. Please read the Offer to Purchase and Letter of Transmittal for more information about the offer.

     If you do not wish to participate in this offer, you do not need to take any action. If you do wish to tender your shares, the instructions on how to tender shares are explained in detail in the enclosed materials.

     If you have any questions regarding the offer or need assistance in tendering your shares, please contact D.F. King & Co., Inc., the Information Agent for the offer, at (800) 758-5880 (toll-free) or Friedman, Billings, Ramsey & Co., Inc., the Dealer Manager for the offer, at (703) 312-9500.



                                              Sincerely,

                                              RESOURCE AMERICA, INC.


                                              Edward E. Cohen
                                              Chairman, Chief Executive Officer
                                              and President

                          Offer to Purchase for Cash

                                      by


                            Resource America, Inc.

                  Up to 5,000,000 Shares of its Common Stock
   At a Purchase Price Not Greater Than $11.00 nor Less Than $9.00 Per Share

                               SUMMARY OF TERMS

     We are providing this summary of terms for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of the offer to the same extent described in the body of this document. We urge you to read the entire document and the related letter of transmittal because they contain the full details of our offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion.



WHAT SECURITIES IS    We are offering to purchase up to 5 million shares of our common stock
RESOURCE AMERICA      in this offer, or approximately 21% of shares outstanding. If more than 5
OFFERING TO           million shares are tendered, we will purchase shares tendered at or
PURCHASE?             below the purchase price on a pro rata basis, except for "odd lots" (lots held by owners of less than 100 shares), which we will purchase on a priority basis. We also reserve the right to purchase up to 2% of our outstanding shares (i.e., 472,021 shares) in addition to the 5 million shares specified in this offer and could decide to purchase more shares subject to applicable legal requirements. Our offer is not conditioned on any minimum number of shares being tendered by shareholders. See
                      Section 1.

WHAT IS THE           We are conducting the offer through a procedure commonly called a
PURCHASE PRICE?       modified "Dutch Auction." This procedure allows you to select a price within the price range specified by us at which you are willing to sell your shares. The price range for this offer is from $9.00 to $11.00 per share. We will determine the lowest single price per share within the price range that will allow us to buy 5 million shares or, if fewer shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares that we purchase in the offer will be purchased at the price we have determined, even if the price at which you chose to tender your shares was lower. We will not purchase any shares above the purchase price we have determined. If you wish to maximize the chance that your shares will be purchased, you should check the box in the section on the Letter of Transmittal indicating that you will accept the purchase price we determine. You should understand that this election could result in your shares being purchased at the minimum price of $9.00 per share.

HOW AND WHEN          If we purchase your shares in the offer, we will pay you the purchase
WILL I BE PAID?       price, in cash, as soon as practicable after the expiration of the offer period. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Section 5.

HOW WILL              We will need approximately $55.5 million to purchase 5 million shares,
RESOURCE AMERICA      assuming the price paid per share is the maximum of $11.00 per share
PAY FOR THE           and that fees and costs will not exceed $500,000. We recently
SHARES?               completed the sale of our equipment leasing business and will use a portion of the cash proceeds from that sale to pay for the shares we purchase in the offer. See Section 9.


HOW LONG DO I         You may tender your shares until our offer expires. Our offer expires on
HAVE TO TENDER MY     Tuesday, October 24, 2000, at 12:00 Midnight, Eastern time, unless we
SHARES?               extend the offer. We may choose to extend the offer at any time. We cannot assure you, however, that we will extend the offer or, if we extend it, for how long. See Sections 1 and 15.

HOW WILL I BE         If we extend our offer, we will make a public announcement of the
NOTIFIED IF           extension no later than 9:00 a.m. on the first business day after our
RESOURCE AMERICA      offer was scheduled to expire. See Section 15.
EXTENDS THE
OFFER?
ARE THERE ANY         Our obligation to accept and pay for your tendered shares depends
CONDITIONS TO THE     upon a number of conditions, including:
OFFER?
                      o No significant decrease in the price of our common stock or in the price of equity securities generally and no adverse changes in the
                        U.S. stock markets or credit markets occur during this offer.

                      o No legal action shall have been threatened, pending or taken that might adversely affect the offer.

                      o No one proposes, announces or makes a tender or exchange offer
                        (other than this offer), merger, business combination or other similar transaction involving us.

                      o No material change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership occurs during this offer.

                      We can, however, waive any condition. For more information on conditions to the offer, see Section 7.

HOW DO I TENDER       If you wish to tender your shares, you must comply with one of the
MY SHARES?            following procedures:

                      o for shares registered in your name, you must deliver your share certificate(s) and a properly completed and duly executed Letter of
                        Transmittal to the Depositary at the address appearing on the back cover page of this document; or

                      o if your shares are registered in street name, you should contact the broker, dealer, commercial bank, trust company or other nominee that holds your shares and request that they tender the shares for you; or

                      o if you cannot get a required document or certificate to the Depositary before expiration of our offer, you must comply with the guaranteed delivery procedure outlined in Section 3.

                      You may also contact the Dealer Manager, the Information Agent and/or your broker for assistance. The contact information for the Dealer
                      Manager and the Information Agent is set forth on the back cover of this document. See Section 3 and the instructions to the Letter of
                      Transmittal for more information on the procedures for tendering shares.

                      Participants in our Employee Stock Ownership Plan who wish to tender any of their shares held in the plan must instruct the plan's trustees, acting through ATR, Inc., the third party administrator, to tender their shares by not later than Thursday, October 19, 2000
                      (unless the offer is extended) by following the separate instructions and procedures described in Section 3.


                        Participants in our 401(k) Investment Savings Plan who wish to tender any of their shares held in the plan must instruct the plan's trustees, acting through ATR, the third party administrator, to tender their shares by not later than Thursday, October 19, 2000 (unless the offer is extended) by following the separate instructions and procedures described in Section 3.

ONCE I HAVE             You may withdraw your tendered shares at any time before 12:00
TENDERED SHARES         Midnight, Eastern time, on Tuesday, October 24, 2000 unless the offer
IN THE OFFER, CAN I     is extended. If we extend the offer, you may withdraw your shares until
WITHDRAW THEM?          the expiration of the offer, as extended.

                        You must deliver on a timely basis a written, telegraphic or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover of this document. Your notice of withdrawal must specify your name, the number of shares withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the
                        Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. For more information on the procedures for withdrawing shares, see Section 4.

IN WHAT ORDER WILL      If 5 million shares or less are tendered, we will purchase all shares
TENDERED SHARES         tendered. If more than 5 million shares are tendered, we will purchase
BE PURCHASED?           tendered shares in the following order of priority: First, we will purchase shares for all holders of "odd lots" of less than 100 shares (not including any shares held in our Employee Stock Ownership Plan, or our 401(k)
                        Investment Savings Plan, which will not have priority) who properly tender all of their shares at or below the purchase price determined by
                        us. Second, after purchasing all shares from the "odd lot" holders, we will purchase shares from all other shareholders who properly tendered shares at or below the purchase price selected by us, on a pro rata basis, subject to the conditional tender provisions described in Section
                        6. Therefore, we may not purchase all of the shares that you tender in the offer even if they are tendered at or below the purchase price. See
                        Section 1.

IF I DECIDE NOT TO      Shareholders who choose not to tender will own a greater interest in
TENDER, HOW WILL        our future earnings and assets following the offer. Since the purchase
THE OFFER AFFECT        price will be below shareholders' equity per share as of June 30, 2000,
MY SHARES?              completion of the offer will increase shareholder's equity per share for non-tendering shareholders. See Sections 2 and 10.

WHAT DO RESOURCE        While our Board of Directors has approved this offer, neither Resource
AMERICA AND ITS         America, our Board of Directors, the Information Agent nor the Dealer
BOARD OF                Manager makes any recommendation whether you should tender or
DIRECTORS THINK         refrain from tendering your shares or, if you choose to tender your
OF THE OFFER?           shares, at what price or prices you should choose. You must make your own decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them.

                        Our directors and executive officers have advised us that they do not intend to tender any of their shares in the offer. The trustees of our
                        Employee Stock Ownership Plan have advised us that they do not intend to tender shares held in the plan which have not been allocated to the accounts of plan participants. See Section 2.


WHAT IS THE             On August 14, 2000, the last full day before the pre-commencement
RECENT MARKET           announcement of the offer, the last reported sale price of our shares on
PRICE OF MY             The Nasdaq Stock Market was $8.38. We urge you to obtain current
SHARES?                 market quotations for your shares.

WILL I HAVE TO PAY      If you are a registered shareholder and you tender your shares directly
BROKERAGE               to the Depositary, you will not incur any brokerage commission. If you
COMMISSIONS IF I        hold shares through a broker or bank, we urge you to consult your
TENDER MY               broker or bank to determine whether transaction costs are applicable.
SHARES?                 See the Introduction and Section 3.

WHAT ARE THE            Generally, you will be subject to United States federal income taxation
UNITED STATES           when you receive cash from us in exchange for the shares you tender.
FEDERAL INCOME          In addition, the receipt of cash for your tendered shares will be treated
TAX CONSEQUENCES        either as a sale or exchange eligible for capital gains treatment or a
IF I TENDER MY          dividend subject to ordinary income tax rates. See Section 14.
SHARES?

WHOM DO I CONTACT       The Information Agent or the Dealer Manager can help answer your
IF I HAVE QUESTIONS     questions. The Information Agent is D.F. King & Co., Inc. and the
ABOUT THE OFFER?        Dealer Manager is Friedman, Billings, Ramsey & Co., Inc. Their
                        addresses and telephone numbers are set forth on the back cover of this document.

                          Offer to Purchase for Cash

                                      by


                            Resource America, Inc.

                  Up to 5,000,000 Shares of its Common Stock
   At a Purchase Price Not Greater Than $11.00 nor Less Than $9.00 Per Share

--------------------------------------------------------------------------------
 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON TUESDAY, OCTOBER 24, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

To the Holders of Our Common Stock:

     Resource America, Inc., a Delaware corporation, invites its shareholders to tender up to 5 million shares of its common stock for purchase by it at a price not greater than $11.00 nor less than $9.00 per share, net to the seller in cash, without interest. We will determine the lowest purchase price that will allow us to buy 5 million shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares we acquire in the offer will be acquired at the same purchase price.

     We will purchase only shares properly tendered, at prices at or below the purchase price determined by us, and not properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, some of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the offer will be returned as promptly as practicable following the Expiration Date. See Section 3.

     We reserve the right, in our sole discretion, to purchase more than 5 million shares pursuant to this offer. See Section 1.

     This offer is not conditioned on any minimum number of shares being tendered. This offer, however, is subject to other conditions. See Section 7.

     Our shares of common stock are listed and traded on The Nasdaq Stock Market under the symbol "REXI." On August 14, 2000, the last full trading day before the pre-commencement announcement of the offer, the last reported sale price of the shares on The Nasdaq Stock Market was $8.38. We urge shareholders to obtain current market quotations for the shares. See Section 8.

     Our Board of Directors has approved this offer. However, neither Resource America, our Board of Directors, the Dealer Manager, the Information Agent nor the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price at which you should choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should consider our reasons for making this offer. See Section 2. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the offer. The trustees of our Employee Stock Ownership Plan have advised us that they do not intend to tender shares held in the plan which have not been allocated to the accounts of plan participants.

                      The Dealer Manager for this offer is:

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
                    Purchase Offer dated September 26, 2000.

                                   IMPORTANT

     If you wish to tender all or any part of the shares registered in your name, you must:

   o if your shares are registered in your name, follow the instructions described in Section 3 carefully, including completing a Letter of Transmittal in accordance with the instructions and delivering it, along with your share certificates and any other required items, to American Stock Transfer & Trust Company, the Depositary;

   o if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee if you desire to tender your shares and request that the nominee tender them for you; and

   o if you are a participant in our Employee Stock Ownership Plan or our 401(k) Investment Savings Plan who wishes to tender shares held in these plans, follow the separate instructions and procedures described in
     Section 3.

     Any shareholder who desires to tender shares and whose certificates for the shares are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary before expiration of the offer must tender the shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     To properly tender shares, you must validly complete the Letter of Transmittal, including the section relating to the price at which you are tendering shares.

     If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election could result in your shares being purchased at the minimum price of $9.00 per share.

     If you have questions, need assistance or require additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, you should contact D.F. King & Co., Inc., the Information Agent, or Friedman, Billings, Ramsey & Co., Inc., the Dealer Manager for the offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE AT WHICH YOU SHOULD CHOOSE TO TENDER YOUR SHARES IN THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE INFORMATION AGENT OR THE DEALER MANAGER.

                               TABLE OF CONTENTS


                                                                                         Page
                                                                                        -----
FORWARD-LOOKING STATEMENTS ..........................................................     8
INTRODUCTION ........................................................................     9
THE OFFER ...........................................................................    11
  1. Number of Shares ...............................................................    11
  2. Purpose of the Offer; Certain Effects of the Offer .............................    13
  3. Procedures for Tendering Shares ................................................    15
  4. Withdrawal Rights ..............................................................    20
  5. Purchase of Shares and Payment of Purchase Price ...............................    21
  6. Conditional Tender of Shares ...................................................    22
  7. Conditions of the Offer ........................................................    22
  8. Price Range of Shares ..........................................................    24
  9. Source and Amount of Funds .....................................................    24
 10. Certain Information Concerning Us ..............................................    24
 11. Interests of Directors and Executive Officers; Transactions and Arrangements
     Concerning the Shares ..........................................................    31
 12. Effects of the Offer on the Market for Shares; Registration Under the Securities
     Exchange Act ...................................................................    33
 13. Certain Legal Matters; Regulatory Approvals ....................................    33
 14. Certain United States Federal Income Tax Consequences ..........................    34
 15. Extension of the Offer; Termination; Amendment .................................    36
 16. Fees and Expenses ..............................................................    37


                          FORWARD-LOOKING STATEMENTS

     This Offer to Purchase, the Introduction, Sections 2, 10, 12 and 14 and documents incorporated by reference contain statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may" and "should." These statements are not guarantees of performance. They are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our future results and shareholder value to differ materially from those expressed in these statements. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to:

   o developments affecting the price of energy, particularly natural gas, both nationally and in the regions in which we have our energy operations;

   o our ability to locate and acquire suitable energy properties;

   o natural hazards pertaining to the exploration for oil and gas, development of oil and gas properties and the transportation of oil and gas;

   o conformity of our actual oil and gas reserves with estimates;

   o events affecting either the operation or valuation of properties underlying loans in our commercial mortgage loan portfolio;

   o the subordinate position of many of the loans in our commercial mortgage loan portfolio;

   o our ability to find appropriate uses for the proceeds of the sale of our equipment leasing subsidiary;

   o developments in the financial markets, particularly as related to energy and real estate financing; and

   o the level of competition we experience in our businesses.

     We undertake no obligation to make any revision to the forward-looking statements contained in this document or to update them to reflect events or circumstances occurring after the date of this document.

                                 INTRODUCTION


     Resource America, Inc., a Delaware corporation, invites its shareholders to tender shares of Resource America common stock, par value $0.01 per share, for purchase by it. We are offering to purchase up to 5 million shares at prices specified by the tendering shareholders not greater than $11.00 nor less than $9.00 per share, net to the seller in cash, without interest.

     We will determine the lowest purchase price that will allow us to buy 5 million shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not withdrawn. We will purchase all shares that we acquire in the offer at the price we have determined, even if the price at which you chose to tender your shares was lower.

     Our offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as they may be amended or supplemented from time to time, together constitute this offer.

     We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, we will not purchase all of the shares tendered at or below the purchase price if more than the number of shares we seek are tendered. We will return shares tendered at prices in excess of the purchase price that we select and shares we do not purchase because of proration or conditional tenders as promptly as practicable following the Expiration Date (as defined in Section 1).

     We reserve the right, in our sole discretion, to purchase more than 5 million shares pursuant to this offer, subject to certain limitations and legal requirements. See Sections 1 and 15.

     This offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions. See Section 7.

     Our Board of Directors has approved this offer. However, neither we, Resource America, our Board of Directors, the Information Agent nor the Dealer Manager makes any recommendation whether you should tender or refrain from tendering your shares or at what purchase price you should choose to tender your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In deciding whether to tender and at what purchase price, you should consider our reasons for making this offer and other available information about us. See Section 2. Our directors and executive officers have advised us that they do not intend to tender any shares in the offer. The trustees of our Employee Stock Ownership Plan have advised us that they do not intend to tender shares held in the plan which have not been allocated to the accounts of plan participants.

     If, at the expiration of the offer, more than 5 million shares (or such greater number of shares as we may elect to purchase) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares first from all odd lot holders (as defined in Section 1) who properly tender all their shares at or below the purchase price and second, on a pro rata basis from all other shareholders who properly tender shares at or below the purchase price, other than shareholders who tender conditionally and for whom the condition is not satisfied. See Section 1.

     We will pay the purchase price net to the tendering shareholder in cash, without interest. Tendering shareholders who hold shares registered in their own names and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on our purchase of shares in the offer. We urge shareholders holding shares through brokers or banks to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. Any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal or Form W-8 obtained from the Depositary may be subject to required United States federal income tax backup withholding equal to 31% of the gross proceeds payable to the tendering shareholder or other payee pursuant to the offer. See Section 3.

     We will pay the fees and expenses of Friedman, Billings, Ramsey & Co., Inc., the Dealer Manager for this offer, American Stock Transfer & Trust Company, the Depositary for this offer, D.F. King & Co., Inc., the Information Agent for this offer, and ATR, Inc., which is the third party administrator for both our Employee Stock Ownership Plan and our 401(k) Investment Savings Plan. See Section 16.

     Participants in our Employee Stock Ownership Plan may instruct the plan trustees, acting through ATR, to tender some or all of the shares held in the participant's account by following the instructions in the "Letter to Participants in Resource America's Employee Stock Ownership Plan" furnished separately and returning it to ATR in accordance with those instructions. If ATR has not received a participant's instructions at least 3 business days before the Expiration Date, ATR will not tender any shares held in a participant's account under the Employee Stock Ownership Plan. Any Employee Stock Ownership Plan shares tendered but not purchased will be returned to the participant's account. See Section 3.

     Participants in our 401(k) Investment Savings Plan may instruct the plan trustees, acting through ATR, to tender some or all of the shares held for the participant's account by following the instructions in the "Letter to Participants in Resource America's 401(k) Investment Savings Plan" furnished separately and returning it to ATR in accordance with those instructions. If ATR has not received a participant's instructions at least 3 business days before the Expiration Date, ATR will not tender any shares held on behalf of the participant in the 401(k) Investment Savings Plan. Any 401(k) Investment Savings Plan shares tendered but not purchased will be returned to the participant's account. See Section 3. The proceeds received by the trustees from any tender of shares from a participant's account will be reinvested in accordance with the participant's current investment directions for new elective deferral contributions. However, if the participant's current investment directions for new elective deferral contributions provide that some or all of the participant's contributions are to be invested in our common stock, then that portion of the tender proceeds will be invested in the Fidelity Spartan Money Market Fund. Once the tender proceeds have been credited to the participant's 401(k) Investment Savings Plan account, the participant may reallocate his or her investments among the various investment funds under the plan in the usual manner.

     As of September 14, 2000 we had 23,601,070 issued and outstanding shares, and 2,116,160 shares reserved for issuance upon exercise of outstanding stock options under our stock option plans. The 5 million shares that we are offering to purchase represent approximately 21% of our shares outstanding on September 14, 2000. The shares are listed and traded on The Nasdaq Stock Market under the symbol "REXI." On August 14, 2000, the last full day before the pre-commencement announcement of the offer, the last reported sale price on The Nasdaq Stock Market was $8.38. We urge shareholders to obtain current market quotations for the shares. See Section 8.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. Number of Shares.

     In General. Upon the terms and subject to the conditions of the offer, we will purchase 5 million shares or, if a lesser number of shares is tendered, the lesser number of shares that are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date at prices not greater than $11.00 nor less than $9.00 per share, net to the seller in cash, without interest.

     The term "Expiration Date" means 12:00 Midnight, Eastern time, on Tuesday, October 24, 2000. However, we may, in our sole discretion, extend the period of time during which the offer will remain open. In the event of an extension, the term "Expiration Date" will refer to the latest time and date at which the offer, as extended by us, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the offer.

     In accordance with Instruction 5 of the Letter of Transmittal, tendering shareholders must either:


     o specify that they are willing to sell their shares to us at the price determined in the offer, or


     o specify the price, not greater than $11.00 nor less than $9.00 per share, at which they are willing to sell their shares to us in the offer.

As promptly as practicable following the Expiration Date, we will, upon the terms and subject to the conditions of this offer, determine a single per share purchase price (in multiples of $0.125) that will allow us to purchase 5 million shares or the lesser number of shares properly tendered and not withdrawn pursuant to the offer, taking into account the number of shares tendered and the prices specified by tendering shareholders. All shares we purchase in the offer will be purchased at the same price. We will purchase only shares properly tendered at prices at or below the purchase price we determine and that have not been properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions, we will not purchase all of the shares tendered at or below the purchase price if more than the number of shares we seek are properly tendered. All shares tendered and not purchased pursuant to the offer, including shares tendered at prices in excess of the purchase price we determine and shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at our expense as promptly as practicable following the Expiration Date.

     We reserve the right to purchase more than 5 million shares pursuant to the offer. In accordance with applicable regulations of the Securities and Exchange Commission, we may purchase pursuant to the offer an additional number of shares not to exceed 2% of the outstanding shares (i.e., 472,021 shares) without amending or extending the offer. See Section 15.


     If we:


   o increase the price that may be paid for shares above $11.00 per share or decrease the price below $9.00 per share,

   o materially increase the Dealer Manager's fee,

   o increase the number of shares that we may purchase in the offer by more than 2% of our outstanding shares, or

   o decrease the number of shares that we may purchase in the offer,

then the offer must remain open for at least 10 business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

     The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions. See Section 7.

     Priority of Purchases. If more than 5 million shares (or any greater number of shares that we may elect to purchase) have been properly tendered at prices at or below the purchase price determined by us and not properly withdrawn before the Expiration Date, we will purchase properly tendered shares on the basis set forth below:

     o First, we will purchase all shares tendered by any odd lot holder (as defined below) who:

         o tenders all shares owned beneficially or of record by the odd lot holder at a price at or below the purchase price determined by us (tenders of less than all of the shares owned by the odd lot holder will not qualify for this preference); and

         o completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

     o Second, after the purchase of all of the shares properly tendered by odd lot holders, subject to the conditional tender provisions described in
       Section 6, we will purchase all other shares tendered at prices at or below the purchase price on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

Consequently, all of the shares that a shareholder tenders in the offer may not be purchased even if they are tendered at prices at or below the purchase price.

     Odd Lots. The term "odd lots" means all shares tendered at prices at or below the purchase price selected by us by any person (an "odd lot holder") who owned beneficially or of record a total of fewer than 100 shares (not including any shares held in our Employee Stock Ownership Plan or in our 401(k) Investment Savings Plan) and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all shares owned by the holder in accordance with the procedures described in Section 3. We will accept odd lots for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares, or with respect to any shares held in our Employee Stock Ownership Plan or in our 401(k) Investment Savings Plan. By tendering in the offer, an odd lot holder who holds shares in his or her name and tenders the shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares. Any odd lot holder wishing to tender all of the shareholder's shares pursuant to the offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

     We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any shareholder who tenders any shares owned beneficially or of record at or below the purchase price determined by us and who, as a result of proration, would then own beneficially or of record an aggregate of fewer than 100 shares. If we exercise this right, the number of shares that we are offering to purchase will increase by the number of shares purchased through the exercise of the right.

     Proration. If proration of tendered shares is necessary because more than 5 million shares (or any greater number of shares that we may elect to purchase) have been tendered, we will determine the proration factor as promptly as practicable following the Expiration Date. Proration for each shareholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares tendered by the shareholder to the total number of shares tendered by all shareholders, other than odd lot holders, at or below the purchase price selected by us. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the offer until about 7 business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent or the Dealer Manager and may be able to obtain this information from their brokers.

     As described in Section 14, the number of shares that we will purchase from a shareholder pursuant to the offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder's decision whether or not to tender shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration. The order of purchase may have an effect on the federal income tax treatment of the purchase price for the shares purchased. In addition, shareholders may choose to submit a "conditional tender" under the procedures discussed in Section 6 in order to structure their tender for federal income tax reasons.

     We will furnish this Offer to Purchase and the related Letter of Transmittal to record holders of the shares as of September 25, 2000 and to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Offer; Certain Effects of the Offer.

     Purpose of the Offer. We are making the offer to buy back our shares because we believe that our shares are undervalued in the public market and that the offer is consistent with our long-term corporate goal of increasing shareholder value. We believe that the offer is a prudent use of our financial resources, given the recent sale of our equipment leasing subsidiary, Fidelity Leasing, Inc., as well as the current market price of our common stock. We also believe that, given our business, assets and prospects, investing in our own shares is an attractive use of capital that will benefit us and our remaining shareholders. The offer provides shareholders who are considering a sale of all or a portion of their shares the opportunity to determine the price or prices (not greater than $11.00 nor less than $9.00 per share) at which they are willing to sell their shares and, if any shares are purchased pursuant to the offer, to sell those shares to us for cash without the usual costs associated with a market sale. The offer gives shareholders an opportunity to sell their shares at a price greater than the market prices prevailing immediately before the announcement of the offer. To the extent that the purchase of our shares results in a reduction in the number of shareholders of record, our costs for shareholder services should be reduced.

     Once the offer is completed, we believe that our currently available cash, anticipated cash flow from operations, access to credit facilities and capital markets and financial condition, taken together, will be adequate for our needs for at least the next 12 months. However, our actual experience may differ significantly from our expectations. Future events may adversely or materially affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources.

     Our Board of Directors has approved the offer. However, neither Resource America, our Board of Directors, the Information Agent nor the Dealer Manager makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares or as to the purchase price at which shareholders should tender their shares, and none of them have authorized any person to make any recommendation. We urge shareholders to evaluate carefully all information in the offer, consult with their own investment and tax advisors and make their own decisions whether to tender and, if so, how many shares to tender and the price or prices at which to tender them. Our directors and executive officers have advised us that they do not intend to tender any of their shares pursuant to this offer. The trustees of our Employee Stock Ownership Plan have advised us that they do not intend to tender shares held in the plan which have not been allocated to the accounts of plan participants.

     Certain Effects of the Offer. Upon the completion of the offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in our company, and thus in our future earnings and assets, subject to our right to issue additional shares and other equity securities in the future. Since the purchase price will be below shareholders' equity per share of $11.44 as of June

30, 2000, we anticipate that completion of the offer will increase shareholders' equity per share for non-tendering shareholders. See Section 10. Shareholders may be able to sell non-tendered shares in the future on The Nasdaq Stock Market or otherwise at a net price significantly higher than the purchase price in the offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future.

     Shares that we acquire in this offer will become treasury stock and will be available for us to issue in the future without further shareholder action (except as may be required by applicable law or rules of The Nasdaq Stock Market) for all purposes, such as the acquisition of other businesses or the raising of additional capital for use in our businesses. We have no current plans for the issuance of shares repurchased pursuant to this offer.

     Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations under way that relate to or would result in:

     o any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     o any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

     o any change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

     o any material change in our present dividend rate or policy, or our indebtedness, capitalization, corporate structure or business;

     o any class of our equity securities ceasing to be authorized for quotation on Nasdaq;

     o any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act;

     o the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

     o the acquisition or disposition by any person of a material amount of our securities; or

     o any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

     Although we have no current plans to acquire additional shares of our common stock other than through the offer, we may in the future purchase additional shares in the open market, in private transactions, through tender offers or otherwise, subject to the approval of our Board and completion of any applicable regulatory requirements. Future purchases may be on the same terms as this offer or on terms that are more or less favorable to shareholders than the terms of this offer. However, Rule 13e-4 under the Securities Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the offer, until at least 10 business days after the Expiration Date. Any future purchases by us will depend on many factors, including:

     o the market price of the shares at that time,

     o the results of this offer,

     o our business strategy,

     o our business and financial position, and

     o general economic and market conditions.

3. Procedures for Tendering Shares.

     Proper Tender of Shares. For your shares to be properly tendered, either
(1) or (2) below must happen:

   (1) The Depositary must receive all of the following before or on the Expiration Date at the Depositary's address set forth on the back page of this document:

     o one of (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe below;

     o one of (a) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an "Agent's Message" of the type we describe below in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the "automated tender offer program" we describe below; and

     o any other documents required by the Letter of Transmittal; or

   (2) You must comply with the guaranteed delivery procedure set forth below.

     As specified by Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender shares pursuant to the offer must either

     o check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer" or


     o check one of the boxes in the section of the Letter of Transmittal captioned "Shares Tendered at a Price Determined by Shareholder" indicating the price at which the shareholder is tendering the shares.

A tender of shares will be proper if, and only if, one of these boxes is checked on the Letter of Transmittal.

     If you wish to maximize the chance that we will purchase your shares, you should check the box in the section on the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." You should be aware that this election could result in our purchasing the tendered shares at the minimum price of $9.00 per share.

     If you wish to indicate a specific price (in multiples of $0.125) at which their shares are being tendered, you must check a box under the section captioned "Shares Tendered at a Price Determined by Shareholder." You should be aware that this election could mean that none of your shares will be purchased if you check a box other than the box representing the lowest price.

     A shareholder who wishes to tender shares at more than one price must complete separate Letters of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the offer) at more than one price.

     Odd lot holders who tender all their shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders described in Section 1.

     We urge shareholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary.

     Participants in our Employee Stock Ownership Plan who wish to tender some or all of the shares held in their accounts under the plan must follow the instructions in the "Letter to Participants in

Resource America's Employee Stock Ownership Plan" furnished separately and return it to ATR, the third party administrator, in accordance with those instructions. The instructions must be received by ATR no later than 3 business days before the Expiration Date or no shares allocated to the participant's account will be tendered.

     Participants in our 401(k) Investment Savings Plan who wish to tender some or all of the shares allocated to their accounts must follow the instructions in the "Letter to Participants in Resource America's 401(k) Investment Savings Plan" furnished separately and return it to ATR in accordance with those instructions. The instructions must be received by ATR no later than 3 business days before the Expiration Date or no shares allocated to the participant's account will be tendered.

     Signature Guarantees and Method of Delivery. Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have certificates endorsed and the signatures on the Letter of Transmittal and endorsement guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act. No endorsement or signature guarantee is required if:

   o the Letter of Transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in the Depositary Trust Company (referred to as "DTC"), whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder; or

   o shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an eligible guarantor institution (each of the foregoing constitutes an "Eligible Institution").

See Instruction 1 of the Letter of Transmittal.

     On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

     In all cases, we will pay for shares tendered and accepted for payment pursuant to the offer only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary's account at DTC as described below), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), an Agent's Message in the case of a book-entry transfer, or the specific acknowledgement in the case of a tender through the automated tender offer program.

     The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, we recommend that shareholders use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

     Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of this offer at DTC within 2 business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make book-entry delivery of the shares by causing DTC to transfer shares into the Depositary's account in accordance with the DTC's procedures for transfer. Even if delivery of shares is made through a book-entry transfer into the Depositary's account at DTC, either (1) or (2) must happen:

   (1) the Depositary must receive all of the following before or on the Expiration Date at the Depositary's address set forth on the back page of this document:

     o one of (a) properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an Agent's Message as described below in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the automated tender offer program; and

       o any other documents required by the Letter of Transmittal; or

     (2) the guaranteed delivery procedure described below must be followed.

     Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

     The term "Agent's Message" means a message transmitted by DTC to the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a participant tendering shares that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce the agreement against the participant.

     DTC participants may tender their shares in accordance with DTC's automated tender offer program to the extent it is available to them for the shares they wish to tender. A shareholder tendering through the automated tender offer program must expressly acknowledge (the "specific acknowledgement" referred to above) that the shareholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against the shareholder.

     Guaranteed Delivery. If you desire to tender shares pursuant to the offer and your share certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis), or if time will not permit all required documents to reach the Depositary before the Expiration Date, your shares still may be tendered if all of the following conditions are satisfied:

     o the tender is made by or through an Eligible Institution;

     o the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form we have provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

     o the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, an Agent's Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through DTC's automated tender offer program, and any other documents required by the Letter of Transmittal, are received by the Depositary within 3 business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

     Return of Unpurchased Shares. If any tendered shares are not purchased, or if less than all shares evidenced by a shareholder's certificates are tendered, we will return certificates for unpurchased shares as promptly as practicable after the Expiration Date or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion. Our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder. Our interpretation of the terms of the offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not, and none of the Dealer Manager, the Depositary or any other person will be, obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

     Our Employee Stock Ownership Plan. A participant in our Employee Stock Ownership Plan may instruct the third party administrator, ATR (acting on behalf of the plan trustees), to tender some or all of the shares held in the participant's account under the plan by following the instructions in the "Letter to Participants in Resource America's Employee Stock Ownership Plan" furnished separately and returning it to ATR in accordance with those instructions. Each participant may direct that some or all of the shares held in the participant's account be tendered and the price at which the participant's shares are to be tendered. We will return any plan shares tendered but not purchased to the participant's account. All documents furnished to shareholders generally in connection with the offer will be made available to participants whose accounts are credited with shares. Participants in the Employee Stock Ownership Plan cannot use the Letter of Transmittal to direct the tender of shares, but must use the separate instruction letter sent to them. Please note that instruction letters must be sumitted to ATR before the Expiration Date. We have been advised that if ATR has not received a participant's instructions at least 3 business days prior to the Expiration Date, shares held in the participant's account will not be tendered.

     Our 401(k) Investment Savings Plan. A participant in our 401(k) Investment Savings Plan may instruct the third party administrator, ATR (acting on behalf of the plan trustees), to tender some or all of the shares allocated to the participant's account by following the instructions in the "Letter to Participants in Resource America's 401(k) Investment Savings Plan" furnished separately and returning it to ATR in accordance with those instructions. We will return any plan shares tendered but not purchased to the participant's account. All documents furnished to shareholders generally in connection with the offer will be made available to participants whose accounts are credited with shares. Participants in the 401(k) Investment Savings Plan cannot use the Letter of Transmittal to direct the tender of shares, but must use the separate instruction letter sent to them. Please note that instruction letters must be submitted to ATR before the Expiration Date. We have been advised that if ATR has not received a participant's instructions at least 3 business days prior to the Expiration Date, shares held on behalf of the participant in the 401(k) Investment Savings Plan will not be tendered.

     Our 401(k) Investment Savings Plan is prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if a participant in the 401(k) Investment Savings Plan elects to tender shares at a price that is lower than the prevailing market price of our common stock at the expiration of the offer, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on The Nasdaq Stock Market on the Expiration Date.

     The proceeds received by the 401(k) Investment Savings Plan trustees from any tender of shares from a participant's plan account will be reinvested pro-rata in accordance with the participant's current investment directions for new elective deferral contributions to the plan. However, if the participant's current investment directions for new elective deferral contributions provide that some or all of the participant's contributions are to be invested in our common stock, then that portion of the tender proceeds will be invested in the Fidelity Spartan Money Market Fund. Once the tender proceeds have been credited to the participant's plan account, the participant may reallocate his or her investments among the various investment funds under the plan in the usual manner. We urge participants in our 401(k) Investment Savings Plan to read the separate instruction letter and related materials carefully.

     Tendering Shareholder's Representation and Warranty; Our Acceptance Constitutes an Agreement. Your tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that:

     o you have a "net long position," within the meaning of Rule 14e-4 under the Securities Exchange Act, in the shares or equivalent securities at least equal to the shares being tendered, and

     o the tender of shares complies with Rule 14e-4.

     It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

     o has a net long position equal to or greater than the amount of

       o shares tendered or

       o securities convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise and

     o will deliver or cause to be delivered the shares in accordance with the terms of the offer.

     Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between you and us on the terms and conditions of the offer.

     United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the offer must be withheld and remitted to the United States Internal Revenue Service, unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding unless the shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. If a United States holder (as defined in Section 14) does not provide the Depositary with the correct taxpayer identification number, the United States holder may be subject to penalties imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain "exempt recipients" (including, among others, all corporations and certain non-United States holders (as defined in Section 14)) are not subject to these backup withholding and information reporting requirements. In order for a non-United States holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. These statements can be obtained from the Depositary. See Instruction 14 of the Letter of Transmittal.

     Withholding For Non-United States Holders. Even if a non-United States holder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a non-United States holder or the holder's agent unless the Depositary determines that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. To obtain a reduced rate of withholding under a tax treaty, a non-United States holder must deliver to the Depositary a properly completed and executed IRS Form 1001 before the payment. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States, a non-United States holder must deliver to the Depositary a properly completed and executed IRS Form 4224. A non-United States holder that qualifies for an exemption from withholding by delivering IRS Form 4224 will generally be required to file a United States federal income tax return and will be subject to United States federal income tax on income derived from the sale of shares pursuant to the offer in the manner and to the extent described in Section 14 as if it were a United States holder. The Depositary will determine a shareholder's status as a non-United States holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that reliance is not warranted. A non-United States holder may be eligible to obtain a refund of all or a portion of any tax withheld if the non-United States holder meets those tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

     We urge non-United States holders to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

     Lost, Stolen or Destroyed Certificates. Shareholders whose certificates for part or all of their shares have been lost, stolen, misplaced or destroyed and who desire to tender some or all of their shares should contact the Depositary (which is also our stock transfer agent) at (800) 937-5449 for instructions regarding the procedures to be followed in order to replace the certificate. The Letter of Transmittal and the related documents cannot be processed until the procedures for replacing lost, stolen or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

4. Withdrawal Rights

     Shares tendered pursuant to the offer may be withdrawn at any time before the Expiration Date and, unless already accepted for payment by us pursuant to the offer, may also be withdrawn at any time after 12:00 Midnight, Eastern time, on Tuesday, November 21, 2000. Except as otherwise provided in this
Section 4, tenders of shares pursuant to the offer are irrevocable.

     For a withdrawal to be effective, a notice of withdrawal must be in written or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3), except in the case of shares tendered for the account of an Eligible Institution. If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC's procedures.

     All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion. Any determination by us will be final and binding on all parties. Neither we, the Dealer Manager, the Depositary nor any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

     Participants in our Employee Stock Ownership Plan who wish to withdraw their shares must follow the instructions found in the "Letter to Participants in Resource America's Employee Stock Ownership Plan" sent to them separately.

     Participants in our 401(k) Investment Savings Plan who wish to withdraw their shares must follow the instructions found in the "Letter to Participants in Resource America's 401(k) Investment Savings Plan" sent to them separately.

     Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the offer. However, withdrawn shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

     If we extend the offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires us to pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5. Purchase of Shares and Payment of Purchase Price.

     As promptly as practicable following the Expiration Date, we will:

     o determine the purchase price we will pay for the shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders, and

     o subject to the "odd lot" priority, proration and conditional tender provisions of this offer, accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the purchase price and not properly withdrawn.

     For purposes of the offer, we will be deemed to have accepted for payment (and therefore purchase), subject to the "odd lot" priority, proration and conditional tender provisions of this offer, shares that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the offer.

     We will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the offer as soon as practicable after the Expiration Date. In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made promptly, subject to possible delay in the event of proration or conditional tender, but only after timely receipt by the Depositary of certificates for shares, or of a timely book-entry confirmation of shares into the Depositary's account at DTC, and a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), an Agent's Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through DTC's automated tender offer program, and any other required documents.

     We will pay for shares purchased pursuant to the offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

     In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately 7 business days after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tenders, will be returned to the tendering shareholder or, in the case of shares tendered by book-entry transfer, will be credited to the DTC account maintained by the participant who delivered the shares, at our expense as promptly as practicable after the Expiration Date or termination of the offer. Under no circumstances will we pay interest on the purchase price, including by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the offer. See Section 7.

     We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

     Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required United States federal income tax backup withholding. See Section 3. Also see Sections 3 and 14 regarding United States federal income tax consequences for non-United States shareholders.

6. Conditional Tender of Shares.

     Under certain circumstances and subject to the exceptions for odd lot holders described in Section 1, we may prorate the number of shares purchased pursuant to the offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. The conditional tender alternative is made available so that a shareholder may seek to structure our purchase of shares from the shareholder in such a manner that it will be treated as a sale of such shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder's shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box captioned "Conditional Tender" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. We urge each shareholder to consult with his or her own tax advisor.

     Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are purchased. If the effect of accepting tenders on a pro rata basis would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). We will return all shares tendered by a shareholder subject to a conditional tender and regarded as withdrawn as a result of proration as promptly as practicable after the Expiration Date.

     If conditional tenders would otherwise be regarded as withdrawn because of proration and would cause the total number of shares to be purchased to fall below 5 million, then to the extent feasible we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 5 million shares. In selecting among the conditional tenders, we will select by lot and will limit our purchase in each case to the designated minimum number of shares to be purchased.


7. Conditions of the Offer.

     Notwithstanding any other provision of this offer, we may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the rules under the Securities Exchange Act, if at any time on or after September 26, 2000 and before the Expiration Date any of the following events have occurred (or have been determined by us to have occurred) that, in our sole judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by us), makes it inadvisable to proceed with the offer or with acceptance of shares for payment:

   o there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, before any court, authority, agency or other tribunal that directly or indirectly:

     o challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the offer, the acquisition of some or all of the shares pursuant to the offer or otherwise relates in any manner to the offer; or

     o in our reasonable judgment could materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or any of our subsidiaries' businesses or materially impair the contemplated benefits of the offer to us;

   o there has been any action threatened, instituted, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court, government or governmental, regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, could directly or indirectly result in the consequences referred to above;

   o there has occurred any of the following:

     o any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

     o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

     o the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States;

     o any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

     o any significant decrease in the market price of our common stock or in the market prices of equity securities generally in the United States or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or on trading in our common stock or on the benefits of the offer to us;

     o in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

     o any decline in the Nasdaq Composite Index by an amount in excess of 10% measured from the close of business on September 25, 2000;

   o a tender or exchange offer for any or all of the shares (other than this offer), or any merger, acquisition proposal, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

   o we learn that:

     o any entity, "group" (as that term is used in Section 13(d)(3) of the Securities Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before September 26, 2000); or

     o any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before September 26, 2000 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 2% or more of our outstanding shares;

   o any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

   o any change or changes have occurred or are threatened in our or our subsidiaries' business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us or our subsidiaries; or

   o we determine that the consummation of the offer and the purchase of the shares may cause our common stock to be delisted from The Nasdaq Stock Market or to be subject to deregistration under the Securities Exchange Act.

     The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the rights described above will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

8. Price Range of Shares.

     Our common stock is listed for trading on The Nasdaq Stock Market under the symbol "REXI." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on The Nasdaq Stock Market.
                                                            High          Low
                                                        ----------    ----------
Fiscal 1998
 First quarter .......................................   $ 18.83       $ 14.25
 Second quarter ......................................     20.17         14.50
 Third quarter .......................................     30.00         19.75
 Fourth quarter ......................................     37.50          7.75

Fiscal 1999
 First quarter .......................................     13.69          7.56
 Second quarter ......................................     12.31          8.56
 Third quarter .......................................     18.50          8.50
 Fourth quarter ......................................     15.88          6.50

Fiscal 2000
 First quarter .......................................      9.25          6.75
 Second quarter ......................................      8.25          6.25
 Third quarter .......................................      8.75          6.38
 Fourth quarter (through September 21, 2000) .........      9.22          6.50

9. Source and Amount of Funds.

     Assuming we purchase 5 million shares pursuant to the offer at the maximum specified purchase price of $11.00 per share, we expect the maximum aggregate cost, including all fees and expenses applicable to the offer, will be approximately $55.5 million. To finance the offer, we will use a portion of the cash proceeds from the sale of Fidelity Leasing, our small ticket equipment leasing subsidiary, as described in Section 10.

10. Certain Information Concerning Us.

     General. We operate a diversified business encompassing energy, energy technology and real estate finance. Our energy business involves the exploration for and production of natural gas and, to a lesser extent, oil that are financed by energy programs sponsored by our subsidiary, Atlas America, Inc. Our energy technology business is conducted through a partially-owned subsidiary and principally focuses on providing billing software for public utilities. Within our real estate finance business, we engage in the acquisition and resolution of non-conforming commercial real estate loans, and sponsored Resource Asset Investment Trust, a real estate investment trust that focuses on the origination of non-conforming real estate loans. Our principal executive offices are located at 1521 Locust Street, Philadelphia, Pennsylvania 19102. Our telephone number is 215-546-5005.

     Recent Developments. On August 1, 2000, we completed the sale of all of the outstanding capital stock of our small ticket equipment leasing subsidiary, Fidelity Leasing, to European American Bank and AEL Leasing Co., Inc., subsidiaries of ABN AMRO Bank, N.V. We received total consideration, including payment of certain intercompany indebtedness, of $152.2 million. The buyers assumed approximately $431.0 million of debt relating to Fidelity Leasing. The purchase price was paid in cash, except that $16.0 million was paid by a non-interest bearing promissory note which is payable to the extent that payments are received on a pool of Fidelity Leasing lease receivables. In addition, $10.0 million is being held in escrow until March 31, 2004 as security for our indemnification obligations to the buyers. In connection with the sale, we made $15.5 million of payments to Fidelity Leasing's management and incurred an estimated $1.9 million of expenses.

     In connection with the sale of Fidelity Leasing, we have renewed our focus on our energy operations and have restructured our management. Edward E. Cohen, Chairman and Chief Executive Officer, has assumed the additional office of President. Daniel G. Cohen has resigned as President and Chief Operating Officer and Scott F. Schaeffer has resigned as Vice Chairman. Messrs. Schaeffer and Cohen will continue as directors. We anticipate making severance payments to Messrs. Schaeffer and Cohen in connection with their employment contracts, copies of which have been previously filed with the SEC as an exhibit to our quarterly report on Form 10-Q for the quarter ended December 31, 1999.

     Summary Unaudited Pro Forma Financial Information. The following statements set forth unaudited pro forma financial information about us, giving effect to the sale of Fidelity Leasing. In addition, the statements give effect to our purchase of shares in the offer. The statements give effect to the sale and our purchase of shares in the offer as if they had occurred on June 30, 2000 (with respect to balance sheet data) and as of the beginning of each period presented (with respect to income statement data). No effect has been given in the pro forma consolidated statement of income for interest income or other results from the use of proceeds of the sale of Fidelity Leasing, other than our purchase of shares in the offer. These statements do not purport to be indicative of our financial position or results of operations for future periods or indicative of the results that actually would have been realized had the sale and our purchase of shares in the offer taken place at June 30, 2000 or at the beginning of the periods covered by the income statements.

                    RESOURCE AMERICA, INC. AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               AT JUNE 30, 2000
                     (in thousands, except per share data)

                                                                                Pro Forma
                                                                 Historical    Adjustments     Pro Forma
                                                               -------------   ------------   -----------
                        Assets

Cash .......................................................     $  21,361     $ 53,328 A,G    $  74,689
Cash -- escrow .............................................            --       10,000 B         10,000
Accounts and notes receivable and other prepaid
 expenses ..................................................        14,783        6,185 C          20,968
Net assets of discontinued operations ......................        99,606      (97,413)D          2,193
Investments in real estate loans (less allowance for
 possible losses of $1,705).................................       181,656                       181,656
Investments in real estate ventures ........................        17,743                        17,743
Investment in Resource Asset Investment Trust ..............         9,195                         9,195
Property and equipment:
 Oil and gas properties and equipment (successful
   efforts) ................................................        84,808                        84,808
 Gas gathering and transmission facilities .................        18,455                        18,455
 Other .....................................................         7,064                         7,064
                                                                 ---------                     ---------
                                                                   110,327           --          110,327
Less-accumulated depreciation, depletion &
 amortization ..............................................       (25,811)                      (25,811)
                                                                 ---------                     ---------
    Net property and equipment .............................        84,516           --           84,516
Other assets (less accumulated amortization of
 $8,360)....................................................        53,723                        53,723
                                                                 ---------                     ---------
    Total assets ...........................................     $ 482,583     $(27,899)       $ 454,684
                                                                 =========    =========        =========
           Liabilities and Stockholders' Equity
Debt:
 Warehouse debt ............................................     $      --     $              $ --
 Non-recourse debt .........................................        58,920                        58,920
 Senior debt ...............................................        99,100                        99,100
 Other debt ................................................         5,602                         5,602
                                                                 ---------                    ----------
    Total debt .............................................       163,622           --          163,622
                                                                 ---------    ---------       ----------
Other liabilities:
 Accounts payable ..........................................         8,357                         8,357
 Accrued liabilities .......................................        14,098                        14,098
 Estimated income taxes ....................................         6,812       10,488 E         17,300
 Deferred income taxes .....................................         4,713                         4,713
                                                                 ---------                    ----------
    Total liabilities ......................................       197,602       10,488          208,090
                                                                 ---------    ---------       ----------
Minority interest in Atlas Pipeline Partners, L.P. .........        17,795           --           17,795
                                                                 ---------    ---------       ----------
Commitments and contingencies ..............................            --           --               --
                                                                 ---------    ---------       ----------
Stockholder's equity:
 Preferred stock, $1.00 par value: 1,000,000
   authorized shares .......................................            --                            --
 Common stock, $0.01 par value: 49,000,000
   authorized shares .......................................           245                           245
 Accumulated other comprehensive loss ......................        (1,836)                       (1,836)
 Additional paid-in capital ................................       220,965                       220,965
 Less treasury stock, at cost ..............................       (16,331)     (55,500)G        (71,831)
 Less loan receivable from Employee Stock
   Ownership Plan ..........................................        (1,432)                       (1,432)
 Retained earnings .........................................        65,575       17,112 F         82,687
                                                                 ---------    ---------       ----------
   Total stockholders' equity ..............................       267,186      (38,388)         228,798
                                                                 ---------    ---------       ----------
Total liabilities, equity and minority interest ............     $ 482,583    $ (27,899)       $ 454,684
                                                                 =========    =========       ==========

     See accompanying notes to pro forma consolidated financial information

                            RESOURCE AMERICA, INC.
           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED JUNE 30, 2000
                     (in thousands, except per share data)

                                                                                    Pro Forma
                                                                   Historical      Adjustments     Pro Forma
                                                                  ------------     -----------     ----------
REVENUES:
Real estate finance ...........................................    $  14,328        $              $   14,328
Energy ........................................................       56,836                           56,836
Interest and other ............................................        7,112           (6,462)H           650
                                                                   ---------        ---------      ----------
                                                                      78,276           (6,462)         71,814
COSTS AND EXPENSES:
Real estate finance ...........................................        2,083                            2,083
Energy ........................................................       40,564                           40,564
General and administrative ....................................        5,735                            5,735
Depreciation, depletion and amortization ......................        7,965                            7,965
Interest ......................................................       13,767                           13,767
Provision for possible losses .................................          670                              670
Minority interest in Atlas Pipeline Partners, L.P. ............        1,130                            1,130
                                                                   ---------                       ----------
                                                                      71,914               --          71,914
                                                                   ---------        ---------      ----------
Income (loss) from continuing operations before taxes .........        6,362           (6,462)           (100)
Provision (benefit) for income taxes ..........................        1,972           (2,068)I           (96)
                                                                   ---------        ---------      ----------
Income (loss) from continuing operations ......................    $   4,390        $  (4,394)J    $       (4)
                                                                   =========        =========      ============
Income per common share -- basic:
 From continuing operations ...................................    $    0.19                       $    (0.00)
                                                                   =========                       ============
Weighted average common shares outstanding ....................       23,354           (5,000)G        18,354
                                                                   =========        =========      ============
Income per common share -- diluted:
 From continuing operations ...................................    $    0.18                       $     0.00
                                                                   =========                       ============
Weighted average common shares ................................       23,793           (5,000)G        18,793
                                                                   =========        =========      ============

     See accompanying notes to pro forma consolidated financial information

                            RESOURCE AMERICA, INC.
           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1999
                     (in thousands, except per share data)

                                                                             Pro Forma
                                                            Historical      Adjustments       Pro Forma
                                                           ------------   ---------------   -------------
REVENUES:
Real estate finance ....................................    $  45,907        $              $    45,907
Equipment leasing ......................................       41,129          (39,036)K          2,093
Energy .................................................       54,493                            54,493
Interest and other .....................................        3,560                             3,560
                                                            ---------                       -----------
                                                              145,089          (39,036)         106,053
COSTS AND EXPENSES:
Real estate finance ....................................        3,102                             3,102
Equipment leasing ......................................       13,156          (10,954)L          2,202
Energy .................................................       38,477                            38,477
General and administrative .............................        4,859                             4,859
Depreciation, depletion and amortization ...............        7,643           (1,657)M          5,986
Interest ...............................................       33,696          (13,470)N         20,226
Provision for possible losses ..........................        4,617           (4,117)O            500
                                                            ---------        ---------      -----------
                                                              105,550          (30,198)          75,352
                                                            ---------        ---------      -----------
Income from continuing operations before taxes .........       39,539           (8,838)          30,701
Provision for income taxes .............................       12,847           (2,828)P         10,019
                                                            ---------        ---------      -----------
Income from continuing operations ......................    $  26,692        $  (6,010)J    $    20,682
                                                            =========        =========      ===========
Net income per common share -- basic:
 From continuing operations ............................    $    1.21                       $      1.21
                                                            =========                       ===========
Weighted average common shares outstanding .............       22,108           (5,000)G         17,108
                                                            =========        =========      ===========
Net income per common share -- diluted:
 From continuing operations ............................    $    1.17                       $      1.16
                                                            =========                       ===========
Weighted average common shares .........................       22,803           (5,000)G         17,803
                                                            =========        =========      ===========

     See accompanying notes to pro forma consolidated financial information

                            RESOURCE AMERICA, INC.
                            SELECTED FINANCIAL DATA
 FOR THE YEAR ENDED SEPTEMBER 30, 1999 AND THE NINE MONTHS ENDED JUNE 30, 2000


Selected Financial Data:

                                                     September 30,
                                                          1999                June 30, 2000
                                                   ---------------      -------------------------
                                                       Historical        Historical     Pro Forma
                                                   ---------------      ------------   ----------
Balance Sheet Data:
 Stockholders' equity per common share .........     Q    $11.93          $ 11.44        $ 12.46

                                                For the                      For the
                                               Year Ended               Nine Months Ended
                                           September 30, 1999             June 30, 2000
                                       --------------------------   -------------------------
                                        Historical     Pro Forma     Historical     Pro Forma
                                       ------------   -----------   ------------   ----------
Operating Ratio:
 Earnings to fixed charges .........    R   2.17          2.52           1.46          0.99

     See accompanying notes to pro forma consolidated financial information

                    RESOURCE AMERICA, INC. AND SUBSIDIARIES
        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

A. Reflects the net cash proceeds to Resource America from the sale of Fidelity Leasing of $152.2 million less $15.5 million of payments made by Resource to the management of Fidelity Leasing, $1.9 million of estimated expenses in connection with closing the transaction, $10.0 million of cash being held in escrow, a $16.0 million note receivable and $55.5 million for the purchase of shares in this offer as described in Note G, below.

B. Reflects a $10.0 million cash escrow which will be held until March 31, 2004 as security for Resource America's indemnification obligations to the purchasers of Fidelity Leasing.

C. Reflects a $16.0 million non-interest bearing note receivable net of a $9.8 million allowance for possible losses and imputed interest.

D.     Reflects the net assets of Fidelity Leasing at June 30, 2000.

E. Reflects the estimated tax liability on the gain from the sale of Fidelity Leasing.

F. Reflects the estimated net after-tax gain from the sale of Fidelity Leasing, calculated as follows (dollars in thousands):

       Net cash proceeds to Resource America .....................  $152,245
       Less: Fidelity Leasing net assets as of June 30, 2000 .....   (97,413)
       Less: Payments to Fidelity Leasing management .............   (15,531)
       Less: Allowance for possible losses .......................    (9,785)
       Less: Closing expenses ....................................    (1,916)
                                                                    --------
         Pre-tax gain ............................................    27,600
       Less: Taxes (at 38%) ......................................   (10,488)
                                                                    --------
       Net gain on sale of Fidelity Leasing ......................  $ 17,112

G. Reflects the purchase of 5 million shares of common stock at $11 per share (the maximum tender offer price) plus costs (estimated at $500,000) associated with the transaction.

H. Reflects the adjustment of intercompany interest income which had been accrued by Resource America. Fidelity Leasing, which was presented as a discontinued operation in Resource America's consolidated financial statements for the nine months ended June 30, 2000, had a corresponding accrual of interest expense charged to its operations for that period.

I. Pro forma adjustments have been effected at Resource America's historical effective tax rate which was 32% for the nine months ended June 30, 2000.

J. No effect has been given in the pro forma consolidated statement of income for interest income or other results from the use of the proceeds of the sale of Fidelity Leasing (other than the purchase of 5 million shares noted in Note G above).

K.     Reflects revenues related to Fidelity Leasing.

L.     Reflects costs and expenses related to Fidelity Leasing.

M.     Reflects depreciation and amortization related to Fidelity Leasing.

N.     Reflects interest expense related to Fidelity Leasing.

O.     Reflects the provision for possible losses related to Fidelity Leasing.

P. Pro forma adjustments have been effected at Resource America's historical effective tax rate which was 32% for the fiscal year ended September 30, 1999.

Q. Calculated by dividing stockholders' equity by shares of common stock outstanding of 22.1 million, 23.4 million and 18.4 million, respectively.

R. Calculated by dividing income from continuing operations before income taxes, extraordinary gains and cumulative effect of a change in accounting principle plus fixed charges by fixed charges. Fixed charges represent total interest expense, including amortization of debt expense and discount relating to indebtedness.

     Where You Can Find More Information. We are subject to the informational filing requirements of the Securities Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     Incorporation by Reference. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

        SEC Filings (File No. 0-4408)                 Period or Date Filed
    -----------------------------------------   ------------------------------
    Annual Report on Form 10-K ..............   Year ended September 30, 1999
    Quarterly Reports on Form 10-Q ..........   Quarter ended December 31, 1999
                                                Quarter ended March 31, 2000
                                                Quarter ended June 30, 2000
    Reports on Form 8-K .....................   Report filed August 10, 2000

     We incorporate by reference these documents and any additional documents that we may file with the SEC between the date of this Offer to Purchase and the date that the offer, proration period and withdrawal rights expire. Those documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document from us or from the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 1521 Locust Street, Philadelphia, PA 19102, telephone: 215-546-5005. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

     As of September 14, 2000, we had 23,601,070 issued and outstanding shares of common stock. The 5 million shares that we are offering to purchase hereunder represent approximately 21% of the shares outstanding on that date.

     As of September 14, 2000, our directors and executive officers as a group (12 persons) beneficially owned 2,351,515 shares (including 817,801 shares issuable upon exercise of options) or approximately 9.63% of the total outstanding shares of our common stock on that date. Each of our executive officers and directors has advised us that he or she does not intend to tender any shares pursuant to our offer. If we purchase 5 million shares pursuant to the offer, and none of our executive officers or directors tender shares pursuant to the offer, then, after the purchase of shares pursuant to the offer, our executive officers and directors as a group would beneficially own approximately 12.11% of the total shares of our common stock outstanding immediately after the offer.

                                                     Amount and Nature of              Percent of
Beneficial Owner                                     Beneficial Ownership                 Class
----------------                                     --------------------                 -----
Directors(1)
Carlos C. Campbell .........................                  480                            *
Daniel G. Cohen ............................              216,554(2)(3)(4)(5)(6)(7)          *
Edward E. Cohen ............................            1,484,569(2)(3)(4)(5)(6)(8)(9)    6.19%
Andrew M. Lubin ............................                  840                            *
P. Sherrill Neff ...........................                    0                            *
Scott F. Schaeffer .........................              216,699(2)(3)(4)(5)(6)             *
Alan D. Schreiber ..........................               16,110                            *
John S. White ..............................                1,000
Executive Officers(1)
Steven J. Kessler ..........................               39,605(3)(4)(5)(6)                *
Freddie M. Kotek ...........................              107,080(2)(4)(5)(6)                *
Nancy J. McGurk ............................               77,078(2)(4)(5)(6)                *
Michael L. Staines .........................              150,250(2)(4)(5)(6)                *
All present executive officers and directors
 as a group (12 persons) ...................            2,351,515(2)(3)(4)(5)(7)(8)       9.63%

------------
* Less than 1%

(1) The business address for each director and executive officer is 1521 Locust Street, Fourth Floor, Philadelphia, Pennsylvania 19102.

(2) Includes shares issuable on exercise of options granted under our 1989 Key Employee Stock Ownership Plan in the following amounts: Mr. D. Cohen -- 8,454 shares; Mr. E. Cohen -- 229,212 shares; Mr. Kotek -- 29,495 shares; Ms. McGurk -- 33,708 shares; Mr. Schaeffer -- 16,854 shares; and Mr. Staines -- 84,270 shares.

(3) Includes shares issuable on exercise of options granted under our 1997 Key Employee Stock Ownership Plan in the following amounts: Mr. D. Cohen -- 108,308 shares; Mr. E. Cohen -- 112,500 shares; Mr. Kessler -- 37,500 shares; and Mr. Schaeffer -- 45,000 shares.

(4) Includes shares issuable on exercise of options granted under our 1999 Key Employee Stock Option Plan in the following amounts: Mr. D. Cohen -- 25,000 shares; Mr. E. Cohen -- 50,000 shares; Mr. Kessler -- 6,250 shares; Mr. Kotek -- 2,500 shares; Ms. McGurk -- 2,500 shares; Mr. Schaeffer -- 25,000 shares; and Mr. Staines -- 1,250 shares.

(5) Includes shares allocated under our Employee Stock Ownership Plan in the following amounts: Mr. D. Cohen -- 223 shares; Mr. E. Cohen -- 60,490 shares; Mr. Kessler -- 28 shares; Mr. Kotek -- 15,732 shares; Ms. McGurk -- 10,141 shares; Mr. Schaeffer -- 21,363 shares; and Mr. Staines -- 41,080 shares, as to which each has voting power.

(6) Includes shares allocated under our 401(k) Investment Savings Plan in the following amounts: Mr. D. Cohen -- 3,065 shares; Mr. E. Cohen -- 11,366 shares; Mr. Kessler -- 2,077 shares; Mr. Kotek -- 7,370 shares; Ms. McGurk -- 15,375 shares; Mr. Schaeffer -- 3,485 shares; and Mr. Staines -- 1,692 shares, as to which each has voting power.

(7) Includes 46,250 shares held in a trust of which Mr. D. Cohen is a co-trustee and co-beneficiary.


(8) Includes 249,516 shares held by a private charitable foundation of which Mr. E. Cohen serves as a co-trustee. Mr. E. Cohen disclaims beneficial ownership of these shares.

(9) Includes 92,500 shares held in trusts for the benefit of Mr. E. Cohen's spouse and/or children. Mr. E. Cohen disclaims beneficial ownership of these shares.

     Based on our records and on information provided to us by our directors, executive officers, subsidiaries, affiliates and associates, none of them nor any associates or subsidiaries of any of the foregoing has effected any transactions involving our common stock during the 60 days prior to the date of this Offer to Purchase, other than exercises of previously granted stock options under our stock option plans, and purchases from our treasury for the accounts of executive officers under our 401(k) Investment Savings Plan. We expect that our 401(k) Investment Savings Plan will, in accordance with the terms of the plans, elections in effect and present patterns of contribution, continue to purchase shares from our treasury before the expiration of the offer.

     Except as otherwise described in this Offer to Purchase, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any material contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12. Effects of the Offer on the Market for Shares; Registration Under the Securities Exchange Act.

     Our purchase of shares pursuant to the offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of shareholders. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following consummation of the offer to ensure a continued trading market for the shares. Based upon published guidelines of The Nasdaq Stock Market, we do not believe that our purchase of shares pursuant to the offer will cause our remaining shares to be delisted from The Nasdaq Stock Market.

     Our shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     Our shares are registered under the Securities Exchange Act which requires, among other things, that we furnish information to our shareholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the offer will not result in the shares becoming eligible for deregistration under the Securities Exchange Act.


13. Certain Legal Matters; Regulatory Approvals.

     We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of shares as contemplated in this offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency that would be required for our acquisition or ownership of the shares as contemplated by this offer. Should any approval or other action be required, we currently contemplate that we will seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for payment and pay for shares are subject to conditions. See Section 7.

14. Certain United States Federal Income Tax Consequences.

     The following summary describes the principal United States federal income tax consequences to United States holders (as defined below) of an exchange of shares for cash pursuant to the offer. Those shareholders who do not participate in the exchange should not incur any United States federal income tax liability from the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended to the date of this offer (the "Code"), existing and proposed United States Treasury regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described in this offer (possibly on a retroactive basis).

     This summary addresses only shares held as capital assets. It does not address all of the tax consequences that may be relevant to particular shareholders because of their personal circumstances, or to other types of shareholders (such as certain financial institutions, traders in securities that elect to mark to market, dealers or traders in securities or commodities, insurance companies, "S" corporations, expatriates, tax-exempt organizations, tax-qualified retirement plans, non-United States holders (as defined below), persons who are subject to alternative minimum tax, or persons who hold shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction or that have a functional currency other than the United States dollar. This summary may not be applicable with respect to shares acquired as compensation (including shares acquired upon the exercise of stock options or which were or are subject to forfeiture restrictions) or shares acquired under a tax-qualified retirement plan. This summary also does not address the state, local or foreign tax consequences of participating in the offer.

     You should consult your tax advisor as to the particular consequences to you of participating in this offer.

     A "United States holder" is a holder of shares that for United States federal income tax purposes is:

   o a citizen or resident of the United States;

   o a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state or the District of Columbia;

   o unless otherwise provided by applicable Treasury Department regulations, an entity taxable as a partnership that is created or organized in or under the laws of the United States or any state or the District of Columbia;

   o an estate the income of which is subject to United States federal income taxation regardless of its source; or

   o a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States holders for federal income tax purposes.

     A "non-United States holder" is a holder of shares other than a United States holder.

     An exchange of shares for cash pursuant to the offer will be a taxable event. A United States holder participating in the exchange will be treated either as having sold shares or as having received a dividend distribution from us. A United States holder's exchange of shares for cash pursuant to the offer will be treated as a dividend to the extent of our current or accumulated earnings and profits as determined under federal income tax principles, unless the exchange:

   o results in a "complete termination" of the holder's stock interest in us under section 302(b)(3) of the Code;

   o is a "substantially disproportionate" redemption with respect to the holder under section 302(b)(2) of the Code; or

   o is "not essentially equivalent to a dividend" with respect to the holder under section 302(b)(1) of the Code.

     In determining whether any of these tests have been met, a United States holder must take into account not only shares it actually owns, but also shares it constructively owns within the meaning of section 318 of the Code.

     A distribution to a shareholder is "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the shareholder's stock interest in us. If, as a result of an exchange of shares for cash pursuant to the offer, a United States holder of shares whose relative stock interest in us is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate interest in us (including any shares constructively owned), that United States holder should generally be regarded as having suffered a meaningful reduction in its interest in Resource America. Satisfaction of the "complete termination" and "substantially disproportionate" exceptions is dependent upon compliance with the respective objective tests set forth in section 302(b)(3)and section 302(b)(2) of the Code. A distribution to a shareholder will result in a "complete termination" if either:

   o all of the shares actually and constructively owned by the shareholder are exchanged pursuant to the offer or

   o all of the shares actually owned by the shareholder are exchanged pursuant to the offer and the shareholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the shareholder in accordance with the procedures described in section 302(c)(2) of the Code.

A distribution to a shareholder will be "substantially disproportionate" if the percentage of the outstanding shares actually and constructively owned by the shareholder immediately following the exchange of shares pursuant to the offer (treating shares exchanged pursuant to the offer as outstanding) is less than 80% of the percentage of the outstanding shares actually and constructively owned by the shareholder immediately before the exchange (treating shares exchanged pursuant to the offer as outstanding).

     Contemporaneous dispositions or acquisitions of shares by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code has been satisfied. Each shareholder should be aware that because proration may occur in the offer, even if all the shares actually and constructively owned by a shareholder are tendered pursuant to the offer, fewer than all of such shares may be purchased by us. Thus, proration may affect whether the surrender by a shareholder pursuant to the offer will meet any of the three tests under Section 302 of the Code.

     If an exchange of shares for cash by a United States holder pursuant to the offer is not treated as a distribution taxable as a dividend, the holder will recognize capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the shares tendered to us, except to the extent that the amount of cash received includes dividends that have been declared by our board of directors before the exchange. The gain or loss would be long-term capital gain or loss if the holding period for the shares exceeded one year. In the case of a United States holder that is an individual, trust or estate, the maximum rate of United States federal income tax applicable to net capital gain on shares held for more than one year is 20%.

     If the amount received by a United States holder in the offer is treated as a distribution that is taxable as a dividend (as opposed to consideration received in a sale or exchange), the amount of the distribution will be the amount of cash received by the holder. The amount will be treated as a dividend, taxable as ordinary income to the United States holder, to the extent of our current or accumulated earnings and profits as determined under federal income tax principles. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the holder's tax basis in the shares exchanged in the offer. Any remaining amount after the United States holder's basis has been reduced to zero will be taxable as capital gain. The United States holder's adjusted tax basis in its shares exchanged in the offer generally will be transferred to any of its remaining stockholdings in us, subject to, in the case of corporate shareholders, reduction of basis or possible gain recognition under section 1059 of the Code in an amount equal to the non-taxed portion of the dividend. If the United States holder does not retain any actual stock ownership in us (having a stock interest only constructively), the holder may lose the benefit of the holder's adjusted tax basis in its shares. A dividend received by a corporate United States holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the "extraordinary dividend" provisions of section 1059 of the Code. Corporate shareholders should consult their own tax advisors regarding:

     o whether a dividends-received deduction will be available to them, and

     o the possible application of section 1059 to the ownership and disposition of their shares.

     See Section 3 with respect to the application of United States federal income tax withholding to payments made to non-United States holders and the backup withholding tax requirements.

     The trust under the 401(k) Investment Savings Plan maintained by us is exempt from federal income taxation. Accordingly, the trust will not be taxable upon the receipt of any cash proceeds pursuant to the offer. The shares of our common stock allocated to participants' accounts under our 401(k) Investment Savings Plan are employer securities as defined in the Code. If a distribution from the 401(k) Investment Savings Plan includes employer securities, the participant has the option of deferring federal income tax after the distribution of the common stock on the increase in value of the common stock that occurred while it was held in the savings plan. In addition, the increase in value of the common stock that occurred while it was held in the 401(k) Investment Savings Plan may be taxed at long-term capital gains rates rather than ordinary income tax rates.

     The tax discussion set forth above is included for general information only. We urge you to consult your tax advisor to determine the particular tax consequences to you of the offer, including the applicability and effect of state, local and foreign tax laws.

15. Extension of the Offer; Termination; Amendment.

     We expressly reserve the right, in our sole discretion, and regardless of whether or not any of the events set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time the offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the offer and reject for payment and not pay for any shares not accepted for payment or paid for before then or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered or by decreasing or increasing the number of shares being sought. Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern time, on the first business day after the last previously scheduled or announced Expiration Date. We will disseminate any public announcement made pursuant to the offer promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law (including Rule 13d-4(e)(2) under the Securities Exchange Act), we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to PR Newswire, BusinessWire, Dow Jones News Service or a comparable service.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Securities Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information.
If:

   o we increase or decrease the price to be paid for shares, materially increase the Dealer Manager's fee or increase or decrease the number of shares being sought in the offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares of our common stock, and

   o the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, then, in each case, the offer will be extended for 10 business days. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern time.

16. Fees and Expenses.

     We have retained Friedman, Billings, Ramsey & Co., Inc. to act as our Dealer Manager in connection with the offer. Friedman, Billings, Ramsey & Co., Inc. will receive a fee of $.05 per share tendered and purchased in the offer. We also have agreed to reimburse Friedman, Billings, Ramsey & Co., Inc. for reasonable out-of-pocket expenses incurred in connection with the offer, including reasonable fees and expenses of counsel, to a maximum of $35,000 and to indemnify it against certain liabilities in connection with the offer, including liabilities under federal securities laws.

     We have retained D.F. King & Co., Inc. to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with the offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the offer, including liabilities under federal securities laws.

     ATR, Inc. is the third party administrator for both our Employee Stock Ownership Plan and our 401(k) Investment Savings Plan. ATR will receive reasonable and customary compensation for its services as third party administrator in connection with the offer and will be reimbursed for its out-of-pocket costs.

     We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the offer. We urge shareholders holding shares through brokers or banks to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.


                                          Resource America, Inc.


September 26, 2000

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Manually signed facsimile copies of the Letter of Transmittal will be accepted.
The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each shareholder or the shareholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, contact the Depositary.


                       The Depositary for the offer is:


                    American Stock Transfer & Trust Company
                                59 Maiden Lane
                           New York, New York 10038
                                (800) 937-5449


                            Facsimile Transmission:
                                (718) 234-5001


                  Confirm Receipt of Facsimile by Telephone:
                                (718) 921-8200


Tendering shareholders may request additional copies of this offer, the Letter of Transmittal or the Notice of Guaranteed Delivery and direct questions and requests for assistance to the Information Agent or Dealer Manager at their respective addresses and telephone numbers set forth below.


                    The Information Agent for the offer is:


                             D.F. King & Co., Inc.
                                77 Water Street
                           New York, New York 10005

                Banks and Brokers Call Collect: (212) 269-5550

                   All Others Call Toll Free: (800) 758-5880

                     The Dealer Manager for the offer is:


                    Friedman, Billings, Ramsey & Co., Inc.
                                 Potomac Tower
                         1001 Nineteenth Street North
                           Arlington, Virginia 22209
                                 (703) 312-9500




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